EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Rodman & Renshaw Capital Group, Inc. on Form S-3 (File No. 333-149768) of our report, with respect to our audits of the consolidated financial statements of Rodman & Renshaw Capital Group, Inc. as of December 31, 2007 and for the years ended December 31, 2007 and 2006, which report is included in this Annual Report on Form 10-K of Rodman & Renshaw Capital Group, Inc. for the year ended December 31, 2008.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
March 10, 2009